Exhibit 5.1

September 4, 2003	[HAYNES AND BOONE LETTERHEAD]

Aviall, Inc.

2750 Regent Boulevard

DFW Airport, TX 75261

Ladies and Gentlemen:

We have acted as counsel to Aviall, Inc., a Delaware corporation (the “Company”), and the Guarantors (as defined below) in connection with the public offering of up to $200,000,000 aggregate principal amount of the Company’s 7 5/8% senior notes due 2011 (the “New Notes”) and guarantees thereof (the “Guarantees”) by the Guarantors. The New Notes and the Guarantees are to be issued under an indenture dated as of June 30, 2003 (the “Indenture”) among the Company, The Bank of New York, as trustee (the “Trustee”), and each of Aviall Services, Inc., Aviall Product Repair Services, Inc., Inventory Locator Service, LLC, Inventory Locator Service-UK, Inc. and Aviall Japan Limited (together, the “Guarantors”), pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 7 5/8% senior notes due 2011, together with the guarantees thereof by the Guarantors (the “Old Notes”) (the Old Notes and New Notes are collectively referred to herein as the “Notes”). The New Notes and Guarantees are being registered pursuant to a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and, to the extent relevant to the opinions expressed herein, the Delaware General Corporation Law (the “DGCL”), as currently in effect. The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York. We express no opinion as to (i) the subject matter jurisdiction of the United States courts located in New York to adjudicate any controversy relating to the Notes, the Guarantees or the Indenture and (ii) the enforceability of the choice of New York law or whether any court would give effect to such choice of law.

In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company; (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Notes and Guarantees; (iii) the Registration Statement and all exhibits thereto; (iv) the Indenture; (v) the form of the New Notes; and (vi) such other documents and instruments as we have deemed necessary and advisable for the expression of the opinions contained herein.

Aviall, Inc.

September 4, 2003

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes and Guarantees (in the form examined by us) have been duly executed and authenticated (to the extent required) in accordance with the terms of Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefore in accordance with the terms of the Exchange Offer:

(i)  the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(ii)  each Guarantor’s Guarantee will be the valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms,

except, in each case, as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances, (iii) general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity) and (iv) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinions that the New Notes and Guarantees are enforceable are also subject to the qualification that certain of the remedial, waiver, and other provisions of the New Notes and Guarantees may not be enforceable. However, based upon our judgment we do not believe that such unenforceability will render the New Notes or Guarantees invalid as a whole or substantially interfere with the realization of the principal legal benefits to be provided by the New Notes and Guarantees, except to the extent of any procedural delay which may result therefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Aviall, Inc.

September 4, 2003

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP